SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between DENDRITE INTERNATIONAL, INC. (“Employer”), and TERESA F. WINSLOW (“Employee”) concerning Employee’s employment and termination thereof.

         1.     Employment Status:

        (a)     Unless Employee is sooner terminated for Cause as defined in the Amendment dated as of May 26, 1999 (the “Amendment”) to Employee’s Employment Agreement dated as of October 1, 1991 (the “Employment Agreement”)), she will continue to serve as President, Dendrite Americas of Employer through December 31, 2001 and receive her base salary and benefits through such date. Employee agrees to perform her duties in a competent and professional manner through such date, including but not limited to devoting her best efforts, skill and ability to promote the Company’s interests and assisting in an orderly transition of her former responsibilities for Employer.

        (b)     Commencing on January 1, 2002 and continuing through the Termination Date, as defined below, Employee shall remain available to render services as the Company may reasonably request. Unless Employee’s employment is terminated for “Cause” or she breaches the terms of this agreement, Employee’s last date of employment with Employer will be the earlier of (i) December 31, 2002 or (ii) the date Employee’s secures full-time employment (the “Termination Date”). Employee agrees that from the date hereof through the Termination Date, she will take all such actions as may be necessary to transition the management of client accounts (including but not limited to, Pfizer, Lilly, J&J, BMS and Pharmacia), in an orderly manner to such other employees of the Company as may be designated by the President with the view of maintaining the Company’s relationship with such clients after the Employee’s termination of employment.

        2.  Payments and Benefits:

        (a)     After December 31, 2001, in the event (i) Employee is not terminated for Cause (as defined above), (ii) she complies with her obligations hereunder and (iii) she re-executes the Agreement after January 1, 2002 as provided in paragraph 15(e) below, she will be paid her base salary of $300,000 in accordance with normal payroll practices through the Termination Date.

        (b)     In the event (i) the Termination Date occurs prior to December 31, 2002, (ii) Employee is not terminated for Cause prior to December 31, 2002, (iii) she complies with her obligations hereunder, and (iv) after the Termination Date she re-executes this Agreement as provided in paragraph 15(e) below, Employee will be paid the remaining unpaid portion of her base salary of $300,000 through December 31, 2002. Such payments will be made to Employee in accordance with normal payroll practices and will commence in the payroll period following the eighth day after Employee’s re-execution of this Agreement as provided in paragraph 15(e).

        (c)     Employee will be eligible to receive a discretionary bonus in respect of the third and fourth fiscal quarters of 2001, payable in the next payroll period occurring at least two weeks after Dendrite publicly discloses its financial results in such fiscal quarter; provided, however, that the payment of the Bonus is subject to: (a) Dendrite’s achievement of quarterly financial goals as set forth in the Board approved annual business plan as subsequently modified, (b) such other personal and divisional objectives as set by Employer, including those referenced in the letters addressed to senior management of the Company dated August 29, 2001 and October 23, 2001, (c) Employee remaining in the employ of Dendrite as of the end of any such quarter and (d) Dendrite’s annual bonus “hold back” policy as such policy generally applies to Dendrite senior executives.

        (d)     Provided (i) Employee re-executes this Agreement on or after the Termination Date as set forth in paragraph 15 (e), (ii) complies with her obligations under this Agreement, and (iii) competently and professionally transitions, to the best of her abilities, her responsibilities on her accounts including but not limited to, the objectives identified on Schedule A, Dendrite will pay Winslow an additional $150,000. Such amount will be payable in the payroll period following the later of the date she re-executes the Agreement as set forth in paragraph 15 (e) or January 1, 2003.

        (e)     Employee’s health coverage under the Employer’s group health plan will terminate on the Termination Date. Thereafter, Employee will be provided an opportunity to continue health coverage for herself and qualifying dependents under the Employer’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

        (f)     Through the Termination Date, Employee will be eligible to (i) continue vesting in options to Purchase stock of Employer which were previously granted to her, subject to the terms of the Company's Stock Option Plans, (ii) continue to be eligible to participate in the deferred compensation plan, subject to the terms and conditions of the deferred compensation plan, (iii) continue to be eligible to participate in the Employer’s 401(k) Plan and Stock Purchase Plan, subject to the terms and conditions of such plans.

        (g)     Employer will provide Employee with reimbursement for all reasonable travel, entertainment and other reasonable and necessary out-of-pocket expenses incurred by Employee in connection with the performance of her duties hereunder as may be requested by Employer from time-to-time. Reimbursement will be made upon the submission by the Employee of appropriate documentation and verification of the expenses in accordance with Employer’s policy.

        (h)     Employee shall be entitled to reimbursement up to $10,000 for financial planning reimbursement for calendar year 2002, in accordance with Employer policy.

        (i)     Employee shall be entitled to reimbursement up to a maximum of $47,000 for tuition and associated travel and other out-of-pocket expenses for executive management program(s) approved by Employer (such approval not to be unreasonably withheld) during the calendar year 2002, provided she supplies the Employer with appropriate documentation. For the purposes of this provision, the Harvard Executive Management Program is approved by Employer.

        (j)     Employee shall be entitled to reimbursement up to a maximum of $10,000 for participation in outplacement services of her choice, provided she supplies the Employer with appropriate documentation.

        (k)     Except as otherwise set forth in this Agreement, from and after December 31, 2001, Employee shall not be entitled to receive any further compensation or monies from Employer or to receive any benefits or participate in any benefit plan or program of Employer.

        (l)     The payments and benefits set forth in this paragraph 2 are all subject to Employee complying with the terms of this Agreement.

        3.   Full Release:  In consideration of the compensation and benefits provided in paragraph 2 herein, Employee, for herself, her heirs, executors, administrator, successors, and assigns (hereinafter referred to as the “Releasors”) hereby fully releases and discharges Employer, and its subsidiaries, parents, affiliates, successors or assigns together with their respective officers, directors, employees, agents, insurers, underwriters (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Releasees”), from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages, attorneys’ fees, and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees by reason of any matter, fact or cause whatsoever from the beginning of time to the Effective Date of this Agreement, including, without limitation, all claims arising out of or in any way related to Employee’s employment or the termination of her employment. Nothing in this paragraph 3 shall affect any of Employee’s rights to indemnification under the Indemnification Agreement dated October 28, 1998.

        This Agreement of Employee shall be binding on the executors, heirs, administrators, successors and assigns of Employee and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Releasees.

        4.   Confidentiality:  Employee agrees that the terms of this Agreement have been and shall be held strictly confidential by her and her attorneys and accountants, and that she shall not, and shall instruct her attorneys and accountants not to disclose any such information, orally or in writing, to anyone else, including without limitation, any past, present or future employee or agent of the Employer. Employee recognizes that, in the event she or her attorneys disclose any information contrary to the confidentiality provisions of this Agreement, any such disclosure would be a material breach of the Agreement for which the Employer shall be entitled to cease making any payments or providing any benefits under paragraph 2, in addition to its other remedies in law, equity, and under this Agreement.

        5. Return of Property:  Upon termination of Employee’s employment or at any time upon the request of Employer, Employee agrees to return to Employer all property which Employee received, prepared or helped to prepare in connection with her employment including, but not limited to, all confidential information and all disks, notes, notebooks, blueprints, customer lists or other papers or material in any tangible media or computer readable form belonging to Employer or any of its customers, clients or suppliers, Employee agrees she will not retain any copies, duplicates or excerpts of any of the foregoing materials. If Employee fails to comply with her obligations under this paragraph 5, Employer will have no obligation to provide payments or benefits pursuant to paragraph 2.

        6.  Non-Disparagement:   Employee agrees that she will not at any time make any statements or communicate any information (whether oral or written) that disparages or reflects negatively on the Employer or any of the Releasees.

        7.   No Effect on Duties, Obligations or Restrictions Contained in Employment Agreement:  This Agreement does not amend, modify, waive or affect in any way Employee’s duties, obligations or restrictions under Sections 6, 7, 8, 9, 10(A) (a) through (e), 11, 12, 13, 14, 15, 16, 17 and 18 of the Employment Agreement. In further consideration of this Agreement, such Sections are hereby incorporated by reference and Employee agrees to abide by such provisions. Notwithstanding anything herein or the Employment Agreement or the Amendment to the contrary, and irrespective of when the Termination Date occurs, Employee and Employer agree that (i) the three (3) year period during which there are certain restrictions on Employee’s future employment pursuant to Section 10 (A) (a) through (e) of the Employment Agreement shall expire on December 31, 2004 and (ii) the payments and benefits set forth in this Agreement are being provided to Employee in lieu of any obligations to provide compensation to Employee pursuant to Sections 10(B), 10(C) or 10(D) of the Employment Agreement.

        8.   Releasees’ Express Denial of Liability:  The payment by the Releasees of the amount specified herein above shall not be deemed an admission that any liability of the Releasees exists, and in making such payment Releasees do not admit, and expressly deny, any liability.

        9.   Waiver of Rights Under Other Statutes:  Employee understands that this Agreement includes the waiver of claims and rights Employee may have under other applicable statutes, including without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the New Jersey Family Leave Act; the New Jersey Law Against Discrimination; the Fair Labor Standards Act; the New Jersey Wage and Hour Act; and/or the New Jersey Conscientious Employee Protection Act, and any and all amendments to any of same.

        10.   Waiver of Rights Under the Age Discrimination Act:  Employee understands that this Agreement, and the release contained herein, waives claims and rights Employee might have under the Age Discrimination in Employment Act (“ADEA”). The monies and other benefits offered to Employee in this Agreement are in addition to any sums or benefits that Employee would be entitled without signing this Agreement. For a period of seven (7) days following execution of this Agreement, Employee may revoke the terms of this Agreement by a written document received by Employer on or before the end of the seven (7) day period (the “Effective Date”). The Agreement will not be effective until said revocation period has expired. Employee acknowledges that she been given up to twenty-one (21) days to decide whether to sign this Agreement. Employee has been advised to consult with an attorney prior to executing this Agreement.

        11.   No Suit:  Employee represents that she has not filed or permitted to be filed against the Employer or any of the other Releasees, individually or collectively, any lawsuits, and she covenants and agrees that she will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement, except as may be necessary to enforce this Agreement or to challenge the validity of the release of her rights under the ADEA. Except as otherwise provided in the preceding sentence, Employee will not voluntarily participate in any judicial proceeding against any of the Releasees that in any way involve the allegations and facts that she could have raised against any of the Releasees in any forum as of the date hereof. Employee agrees that she will not encourage or cooperate with any other current or former employee of Employer or any potential plaintiff to commence any legal action or make any claim against the Employer or against the Releasees in respect of such persons employment with the Employer or otherwise.

        12.   Remedies:  In the event Employee breaches any of the provisions of this Agreement (and in addition to any other legal or equitable remedy it may have), the Employer shall be entitled to cease making any payments or providing any benefits to Employee under paragraph 2 of this Agreement, and recover the reasonable costs and attorneys’ fees incurred in seeking relief for any such alleged breach. The remedies set forth in this paragraph 12 shall not apply to any challenge to the validity of the waiver and release of Employee’s rights under the ADEA. In the event Employee challenges the validity of the waiver and release of her rights under the ADEA, then Employer’s right to attorney’s fees and costs shall be governed by the provisions of the ADEA, so that Employer may recover such fees and costs if the lawsuit is brought by Employee in bad faith. Nothing herein shall affect in any way any of Employee’s obligations under this Agreement, including, but not limited to, her release of claims under paragraphs 3, 9 and 10. Employee further agrees that nothing in this Agreement shall preclude Employer from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

        13.   Cooperation:   Employee agrees to cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which she was involved or of which she has knowledge as a result of her employment with Employer. Employer agrees to reimburse Employee for the reasonable and necessary out-of-pocket expenses incurred by her in connection with her obligations under this paragraph 13.

        14.   Entire Agreement:  Except as otherwise set forth herein, this Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes the Employment Agreement and Amendment. This Agreement may not be changed orally but changed only in a writing signed by both parties.

        15.   Miscellaneous:

        (a)      This Agreement shall be governed in all respects by laws of the State of New Jersey.

        (b)     In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with the applicable law.

        (c)     The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

        (d)     Employee represents that in executing this Agreement, she has not relied upon any representation or statement, whether oral or written, not set forth herein.

        (e)     In order to be entitled to the payments and benefits set forth in paragraph 2 above, Employee must re-execute this Agreement on the earlier of the date she obtains alternate full-time employment or December 31, 2002. If this General Release is not re-executed or subsequently revoked as provided herein, Employer will not be obligated to make the payments and benefits set forth in paragraph 2. This in no way affects Employee's prior release of claims under this Agreement. Within seven (7) days of re-executing this Agreement, Employee will have the right to revoke such re-execution of this Agreement. In the event Employee revokes her re-execution of this Agreement, Employer will have no obligation to provide the payments and benefits set forth in paragraph 2. By Employee's re-execution of this Agreement, the releases set forth in paragraphs 3, 9 and 10 shall be deemed to cover any claims which she has, may have had, or thereafter may have existing or occurring at any time on or before the date which she re-executes this Agreement.

        IN WITNESS THEREOF, Employer and Employee have executed this Separation Agreement and General Release on this 2nd day of January, 2001.

DENDRITE INTERNATIONAL, INC. By: PAUL ZAFFARONI —————————————— Date: 1/2/02

TERESA F. WINSLOW —————————————— Date: 1/2/02 Re-Executed: —————————————— Date:————————————

Schedule A

Key Objectives for Transition

•	Finalize and obtain signature for the Pfizer U.S. services contract

•	Available as needed from time-to-time for executive calls, provision of historical account information, etc.